Exhibit 99.1

ProSight Specialty Insurance Announces Revolving Credit Agreement

Morristown, N.J., July 6, 2020 /PRNewswire/ – ProSight Global, Inc. (NYSE: PROS) (ProSight) today announced that it has closed a $65 million revolving credit facility. This announcement follows ProSight’s June 16 announcement of a $165 million delayed draw term loan to refinance $165m of existing indebtedness maturing in November 2020.

“We are pleased to have finalized this upsized revolver. This agreement builds upon our previously announced delayed draw term loan, and provides additional flexibility to support our growth,” said ProSight CEO and President Larry Hannon.

The joint lead arrangers of the revolving credit facility are SunTrust Robinson Humphrey, Citizens Bank, N.A., Regions Capital Markets, and KeyBank N.A.

Revolving Credit Facility Terms

The $65 million revolving credit facility has a three-year maturity and includes available interest rates linked to customary base rates and to LIBOR, and if drawn upon today would bear interest at LIBOR +300bps subject to a 75bp LIBOR floor based on ProSight's current debt to capitalization ratio.

The revolving credit facility contains customary representations, warranties, and covenants.

About ProSight

Founded in 2009 and headquartered in Morristown, New Jersey, ProSight Global, Inc. is an innovative property and casualty insurance company that designs unique insurance solutions to help customers improve their business and realize value from their insurance purchasing decision. The company focuses on select niche industries, deploying differentiated underwriting and claims expertise with the goal of enhancing each customer's operating performance. ProSight's products are sold through a limited and select group of retail and wholesale distribution partners. Each of ProSight's regulated insurance company subsidiaries are rated "A-" (Excellent) by A.M. Best. To learn more about ProSight visit www.prosightspecialty.com.

Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements include statements relating to future developments in ProSight business or expectations for ProSight’s future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “should,” “seek,” “continue,” and other words and terms of similar meaning. ProSight’s management believes that these forward-looking statements are reasonable as of the time made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. Except as required by law, ProSight undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. ProSight cautions you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes may differ materially from those made in or suggested by the forward-looking statements contained in this release. For a discussion of some of the risks and important factors that could affect ProSight’s future results and financial condition, see our filings with the U.S. Securities and Exchange Commission (“SEC”), including, but not limited to, the risks and uncertainties included under the captions “Risk Factors” in ProSight’s most recent reports on Form 10-K and Form 10-Q filed with the SEC.  References to “we,” “us,” “our,” the “Company” and “ProSight”, refer to ProSight Global, Inc. and its consolidated subsidiaries.

Inquiries:

Joe Hathaway

JHathaway@prosightspecialty.com

973.532.1706

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